EXHIBIT 99

                         NOTIFICATION OF NON-COMPLIANCE


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               [Letterhead of Luse Gorman Pomerenk & Schick, P.C.]





(202) 274-2007                                                nquint@luselaw.com


January 4, 2005

VIA FACSIMILE
(301) 978-8099

The Nasdaq Stock Market
9513 Key West Avenue
Rockville, Maryland  20850

Attention:  Marcia Brown-DeMar

        Re:      Provident Bancorp, Inc. (Trading Symbol PBCP)
                 Notice of Non-Compliance

Dear Ms. Brown-DeMar:

         On behalf of Provident Bancorp, Inc. (the "Company"), the shares of common stock of which are listed on the Nasdaq National Market System, we hereby notify you that the Company has become aware of the Company's material non-compliance with the requirements of Nasdaq Rule 4350.

         The Company recently learned that a member of the Company's Nominating and Executive Compensation Committees failed to meet the criteria for independence set forth in Nasdaq Rule 4200(a)(15). Accordingly, nominations and determinations of executive compensation were not made in accordance with Nasdaq Rules 4350(c)(4) and 4350(c)(3), respectively. The non-compliance related to legal fees paid by the Company's borrowers for services provided to the Company by a law firm owned or controlled by the director's brother-in-law.


         The director has resigned from each of the Company's Nominating and Executive Compensation Committees, effective December 29, 2004. The remaining members of these committees, all of whom are independent directors, in addition to the independent members of the Company's board of directors, have ratified the actions taken with respect to nominations and executive compensation since the date of the Company's 2004 annual meeting of stockholders (the effective date of Nasdaq Rules 4350(c)(4) and 4350(c)(3)). As a result, the Company is now in compliance with the Nasdaq's corporate governance requirements. Specifically,
(i) nominees are selected by a nominations committee comprised solely of independent directors and (ii) compensation decisions with respect to the chief executive officer are recommended to

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The Nasdaq Stock Market, Inc.
January 4, 2005
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the Board for determination by a compensation committee comprised solely of independent directors, and compensation of all other executive officers is determined by a compensation committee comprised solely of independent directors.

           Please direct any questions with regard to this notice to the undersigned at (202) 274-2007.

                                  Respectfully,

                                   \s\ Ned Quint

                                  Ned Quint

cc: George Strayton, President and
       Chief Executive Officer
    John J. Gorman, Esq.